EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 1165(e) Retirement Plan Committee

The Oriental Bank CODA Profit Sharing Plan:

 We consent to the incorporation by reference in the registration statement (No. 333-102696) on Form S–8 of OFG Bancorp of our report dated July 2, 2015, with respect to the statements of net assets available for benefits of The Oriental Bank CODA Profit Sharing Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the year ended December 31, 2014, and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report for Form 11–K of The Oriental Bank CODA Profit Sharing Plan..

/s/ KPMG LLP

July 2, 2015

San Juan, Puerto Rico

Certified Public Accountants

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